EXHIBIT 23.2


                         Consent of Independent Auditors


          We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 2 to the Registration Statement (Form S-3 No. 33-88670) and related Prospectus of Chelsea GCA Realty, Inc. for the registration of 1,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 10, 1999, with respect to the consolidated financial statements and schedule of Chelsea GCA Realty, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                Ernst & Young LLP

New York, New York
November 29, 1999